Exhibit (99.1)

First Quarter 2020 Preliminary Financial Information of ChampionX

Presented below is unaudited preliminary combined financial information of ChampionX Holding Inc. (“ChampionX”, or the “Company”) for the first quarter ended March 31, 2020 comparing to the same period of the prior year. The financial information for the first quarter ended March 31, 2020 shown below are preliminary, derived from the internal records of Ecolab Inc. (“Ecolab”) and based on the most current information available to management. The Company’s normal reporting processes with respect to the estimated financial data provided below have not been fully completed for the first quarter of 2020. As a result, these estimated results may differ from the actual results that will be reflected in ChampionX’s combined financial statements for the first quarter ended March 31, 2020 when they are publicly disclosed. These estimated results may change, and those changes may be material.

The preliminary combined financial information is presented on a carve-out basis and stated in U.S. dollars translated at the actual average public exchange rates prevailing during the periods presented. The ChampionX combined financial information has been prepared from Ecolab’s historical accounting records and reflects assumptions, estimates and allocations, which ChampionX believes are reasonable, to depict ChampionX’s results of operations as if the upstream energy business had been conducted by ChampionX independently from Ecolab during the periods presented. The allocations may not, however, reflect the expenses ChampionX would have incurred as a stand-alone entity. As a result, the combined financial information is not indicative of ChampionX’s financial condition, results of operations or cash flows, had ChampionX operated the upstream business as a stand-alone entity during the periods presented and is not indicative of ChampionX’s future financial condition, results of operations or cash flows.

Additionally, the carve-out allocations included in the ChampionX combined financial information follow the SEC guidelines on preparing carve-out financial statements as if the upstream energy business has been conducted independently from Ecolab. These allocations may differ from the amounts allocated to Ecolab’s Upstream Energy segment for the purposes of internal review and resource allocation at Ecolab.

Adjusted operating income and adjusted operating income margin are non-GAAP measures. Please read “ChampionX Supplemental Non-GAAP Information” below for a reconciliation of these non-GAAP measures to their respective most closely related GAAP measures.

(unaudited)	First Quarter Ended March 31,		Increase / (Decrease)
(millions, except percentages)	2020	2018	$	%

Net sales	$559.1%	$578.3%	$(19.2)	(3.3)%

Operating (loss) income (a)	(118.3)	34.6	(152.9)	(441.9)%
Operating (loss) income margin (a)	(21.2)%	6.0%

(Loss) income before income taxes (a)	$(114.7)	$39.0	$(153.7)	(394.1)%
Depreciation	23.5	21.3
Amortization	28.0	29.1
Interest (income) expense, net	(0.3)	(0.2)
Special (gains) and charges, net (a), (b)	156.3	(3.8)

Adjusted operating income (non-GAAP)	$38.0	$30.8	$7.2	23.3%
Adjusted operating income margin (non-GAAP)	6.8%	5.3%

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(a)

In the first quarter ended March 31, 2020, ChampionX, together with Ecolab, performed an impairment assessment triggered by the substantial decline in oil prices and COVID-19 pandemic. Although the fair value of Ecolab’s overall Upstream Energy business, which includes Oilfield Performance and Specialty Performance on a combined basis, exceeded its carrying value and resulted in no impairment for Ecolab, ChampionX, on a carve-out basis, is required to perform the impairment assessment at its reporting unit level and examine Oilfield Performance and Specialty Performance separately.  Based on the preliminary analysis, there is no impairment on goodwill in ChampionX’s Oilfield Performance reporting unit, and the estimated goodwill impairment in ChampionX’s Specialty Performance reporting unit would be in a range from $125 million to $175 million. The preliminary amount recorded in ChampionX’s carve-out financial statements is $150 million, the midpoint of the estimated range for its Specialty Performance reporting unit. ChampionX is in the process of finalizing the impairment analysis. There was no impairment charge in the first quarter ended March 31, 2019.

(b)

Other special (gains) and charges, net, in the first quarter ended March 31, 2020 included net restructuring charges of $0.9 million and a loss of $5.4 million from disposing ChampionX’s interests in a consolidated joint venture in Russia. Special (gains) and charges, net, in the first quarter ended March 31, 2019 included net restructuring charges of $5.7 million and a gain of $9.5 million in connection with costs recovered from a dispute related to a contract terminated in 2017.

ChampionX’s  net sales in the first quarter decreased by $19.2 million, or 3.3%, compared to the same period of the prior year as a result of a significant decline in the well stimulation business that was partially offset by good growth in production sales.

ChampionX incurred an operating loss of $118.3 million in the first quarter of 2020, which included the impact of goodwill impairment and other special (gains) and charges, representing a decrease of $152.9 million compared to the operating income of $34.6 million in the first quarter of 2019. Adjusted operating income, excluding goodwill impairment and other special (gains) and charges, increased by $7.2 million, or 23.3%, in the first quarter of 2020 compared to the first quarter in 2019, as cost savings actions and improved delivered product costs more than offset the impact of lower volume.

ChampionX incurred a loss before income taxes of $114.7 million in the first quarter of 2020, which included the impact of goodwill impairment and other special (gains) and charges, representing a decrease of $153.7 million compared to the income before income tax of $39.0 million in the first quarter of 2019.  The decrease was primarily driven by the decrease in operating income, as discussed above.

Non-GAAP Financial Information

The ChampionX combined financial information includes certain non-GAAP financial measures. These non-GAAP measures include the following:

-	Adjusted operating income
-	Adjusted operating income margin

ChampionX provides these measures as additional information regarding its operating results. ChampionX uses these non-GAAP financial measures internally to evaluate its performance, to make financial, investment and operational decisions, including with respect to incentive compensation. ChampionX believes that its presentation of these non-GAAP financial measures provides greater transparency with respect to its results of operations and that these measures are useful for period-to-period comparison of results.

ChampionX’s non-GAAP financial measures of adjusted operating income and adjusted operating income margin exclude the impact of special gains and charges. ChampionX includes items within special gains and charges that it believes can significantly affect the period-over-period assessment of operating results and do not necessarily reflect costs and/or income associated with historical trends and future results.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP financial measures used by other companies. Investors should not rely on any single financial measure when evaluating ChampionX’s business. ChampionX recommends that investors view these non-GAAP financial measures in conjunction with GAAP measures and has provided reconciliations of reported GAAP amounts to the non-GAAP amounts in “ChampionX Supplemental Non-GAAP Information” included in this document.

ChampionX

Supplemental Non-GAAP Information

(unaudited)

A reconciliation of each of ChampionX’s non-GAAP financial measures to their most comparable GAAP measure for the periods presented above is as follows:

	First Quarter Ended March 31,
(millions, except percentages)	2020	2019
Operating (loss) income
Operating (loss) income	$(118.3)	$34.6
Special (gains) and charges, net	156.3	(3.8)
Adjusted operating income (non-GAAP)	$38.0	$30.8

Operating (loss) income margin
Operating (loss) income margin	(21.2)%	6.0%
Increase (decrease) due to special (gains) and charges, net	28.0%	(0.7)%
Adjusted operating income margin (non-GAAP)	6.8%	5.3%

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